Exhibit 10.5

EXECUTION VERSION

FORM OF FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of [ ], 2026 by and between the Morgan Stanley Trusts listed on Appendix A, which may be amended from time to time (each, a “Trust” and referred to together herein as the “Trust,” except as otherwise expressly indicated), each a Delaware statutory trust having its principal office and place of business at 1585 Broadway, New York, NY 10036 and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY”).

This Agreement shall constitute separate agreements, each between a single Trust and BNY, as if such Trust had executed a separate Agreement naming only itself as the Trust, and no Trust shall have any liability for the obligations of any other Trust.

W I T N E S S E T H:

WHEREAS, the Trust will issue shares pursuant to the 1933 Act;

WHEREAS, the Trust desires to retain BNY to provide the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.            Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over the Trust.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Trust may deliver a new Exhibit A to add or delete any person and BNY shall be entitled to rely on the last Exhibit A actually received by BNY.

“BNY Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Cayman Trustee” means Appleby Global Services (Cayman) Limited.

“Confidential Information” shall have the meaning given in Section 19 of this Agreement.

“Delegated Sponsor” means Morgan Stanley Investment Management Inc.

“Documents” shall mean such other documents, including but not limited to, resolutions of the Cayman Trustee or Delegated Sponsor authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Net Asset Value” shall mean the per share value of the Trust, calculated in the manner described in the Trust’s Offering Materials.

“Offering Materials” shall mean the Trust’s currently effective prospectus and most recently filed registration statement with the SEC, as applicable, relating to shares of the Trust.

“Organizational Documents” shall mean certified copies of the Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances specified by BNY, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY to be an Authorized Person.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) and any other applicable domestic or foreign authority with jurisdiction over the Trust.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

2.            Appointment.

The Trust hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.            Representations and Warranties.

(i)           The Trust hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a)            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)            This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(c)            The Delegated Sponsor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(d)            It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e)            The Trust will maintain or will be subject to policies and procedures reasonably designed to ensure that all investments for the Trust are conducted in compliance with anti-corruption laws, Anti-Money Laundering Laws, and Sanctions applicable to the Trust. The Trust shall cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering, terrorist financing or sanctions-related inquiries.

(f)             The method of valuation of the assets of the Trust and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Trust. To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Offering Materials for the Trust would violate any applicable laws or regulations, the Trust shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of Trust assets, net asset value or other computation, as the case may be, or, instruct BNY in writing to value Trust assets and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;

(g)            Each person named on Exhibit A hereto is duly authorized by the Trust to be an Authorized Person hereunder;

(h)            It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants;

(i)             Without limiting the provisions of Section 18 herein, the Trust shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Trust shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder; and

(j)             The Trust shall promptly notify BNY in writing of any and all legal proceedings or securities investigations filed or commenced against or related to the Trust or the Delegated Sponsor where legally permitted.

(ii)           BNY hereby represents and warrants, which representations and warranties shall be deemed to be continuing, that:

(a)            BNY maintains policies and procedures reasonably designed to ensure compliance with anti-corruption laws, anti-money laundering laws, and sanctions applicable to BNY’s provisions of Services under this Agreement;

(b)            It is duly organized and existing under the laws of the jurisdiction of its organization with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(c)            This Agreement has been duly authorized, executed and delivered by BNY and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms; and

(d)            It is conducting its business in material compliance with all laws and regulations applicable to BNY in its capacity as a service provider hereunder, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no provision of its organizational documents, nor of contract which would prohibit its execution or performance of this Agreement.

4.             Delivery of Documents.

The Trust shall promptly provide, deliver, or cause to be delivered from time to time, to BNY the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.

5.             Duties and Obligations of BNY.

(a)            Subject to the direction of the Delegated Sponsor and the provisions of this Agreement, BNY shall provide to the Trust the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)            In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)            BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of the Trust, maintenance of the Trust’s financial records, other than those listed in Schedule I attached hereto, or other services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d)            The Trust shall cause its officers, advisors, Delegated Sponsor, Cayman Trustee, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the Trust. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)            Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f)            The Trust shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses. BNY shall not be required to include as Trust liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNY with valuations for assets of the Trust if BNY notifies the Trust that same are not available to BNY from a pricing service utilized, or subscribed to, by BNY which the Trust directs BNY to utilize, and which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY with valuations for assets of the Trust and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any pricing service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

(g)            BNY may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY’s performance hereunder, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h)            The Trust acknowledges that while it is not part of BNY’s normal practices and procedures to accept Oral Instructions, BNY may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY in writing. Notwithstanding the foregoing, the Trust agrees that the fact that such written confirmation is not received by BNY, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY.

(i)             BNY will have no obligation to act in accordance with purported Instructions to the extent BNY reasonably believes that they are ambiguous or unclear or conflict with the terms of this Agreement or applicable law; provided, however, that BNY will have no obligation to ensure that any instruction received by it would not contravene any of the terms of this Agreement or any such law.

(j)             BNY will provide Customer with commercially reasonable notification in light of the relevant circumstances if it decides not to act in accordance with purported Instructions and such notice will specify the reasons for its determination.

(k)            Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Trust, (ii) the taxable nature or effect on the Trust or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Trust to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto.

(l)             BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(m)            BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of assets; the amounts or formula for calculating the amounts and times of accrual of the Trust’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Trust assets; and amounts receivable or amounts payable for the sale or redemption of Trust Shares effected by or on behalf of the Trust. BNY’s computations hereunder will rely upon information, including, without limitation, bid, offer or market values of securities or other assets of the Trust, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Trust directs BNY to utilize. BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of any Trust assets by the Trust or any third party described in this sub-section (k) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of Trust assets.

(n)            BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Trust is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(o)            BNY shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure BNY shall use commercially reasonable efforts to resume performance as soon as reasonably practicable in light of the relevant circumstances

6.             Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Sponsor, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase or qualifications under the Securities Laws, state or other applicable securities laws of the Trust or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy materials to the Trust’s shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its officers, managers, and/or members, as may be applicable.

7.             Standard of Care; Indemnification; Information Security and Business Continuity.

(a)             In performing its duties under this Agreement, BNY will exercise the same standard of care and diligence that a professional fund administrator engaged in the banking or trust company industry would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market acting without bad faith, gross negligence or willful misconduct (“Standard of Care”).

Except as otherwise provided herein, BNY and any BNY Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Trust, except those costs, expenses, damages, liabilities or claims arising out of BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event shall the Trust or BNY or any BNY Affiliate be liable to each other or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action; provided that this Section 7(a)’s consequential damages waiver shall not apply to the Trust’s duty to indemnify BNY pursuant to Section 7(c). BNY and any BNY Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY’s reasonable control, unless such loss, damage or expense arises out of BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(b)            BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages caused by its failure to perform its obligations under this Agreement in accordance with the Standard of Care, subject to the clarifications and exceptions set forth in this Section 7.

1)	Pursuant to Section 12(b) BNY will be liable for direct costs, expenses, damages, and liabilities or claims incurred by the Trust as a result of the acts or failures to act by its subcontractors to the same extent as if BNY was itself performing the relevant duties subject to the Standard of Care;

2)	Each party (and their respective affiliates) will have a duty to mitigate damages or losses hereunder.

(c)             The Trust shall indemnify and hold harmless BNY and any BNY Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY or any BNY Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY or any BNY Affiliate without bad faith, gross negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Trust’s Offering Materials or Documents (excluding information provided by BNY), (iii) any Instructions, or (iv) any opinion of legal counsel for the Trust, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that the Trust shall not indemnify BNY nor any BNY Affiliate for costs, expenses, damages, liabilities or claims for which BNY or any BNY Affiliate is liable under the preceding sub-section 7(a). This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust shall indemnify BNY and any BNY Affiliate against and save BNY and any BNY Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

1)	Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of the Trust;

2)	Action or inaction taken or omitted to be taken by BNY or any BNY Affiliate pursuant to Instructions of the Trust or otherwise;

3)	Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel;

4)	Any improper use by the Trust or its agents, distributor or Delegated Sponsor of any valuations or computations supplied by BNY pursuant to this Agreement;

5)	The method of valuation and the method of computing the Trust’s net asset value; or

6)	Any valuations or net asset value provided by the Trust.

(d)            Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e)            During the Term of this Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Trust’s Confidential Information provided to BNY in accordance with this Agreement and when in BNY’s possession or under BNY’s control (“Trust Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Trust Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Trust Data; (ii) protect against anticipated threats or hazards to the security or integrity of Trust Data; (iii) protect against unauthorized access to or use of Trust Data that could result in substantial harm or inconvenience to the Trust or its clients; and, (iv) provide for secure disposal of Trust Data. BNY’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY’s business activities or other factors. BNY reserves the right to modify the ISP at any time, provided that BNY shall not diminish the overall level of protection the ISP is intended to provide.

1)	Logging. The ISP will require the maintenance of network and application logs as part of BNY’s security information and event management processes. Logs are retained in accordance with law applicable to BNY’s provision of the services as well as BNY’s applicable policies. BNY uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture. Logs may be centralized and correlated for security event alerting.

2)	Data Security.

A.	Identity & Access Management. BNY will implement reasonable and industry recognized user access rules for users accessing Trust Data based on the need to know and the principle of least privilege, including user ID and password requirements, session timeout and reauthentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor is inadequate. BNY’s identity and access management processes include the identification, authentication, authorization and periodic recertification of information users at BNY.

B.	Data Segregation. The ISP will require that: (i) Trust Data is stored in either physically or logically segregated databases from other BNY data; and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services.

C.	Encryption. BNY will: (i) encrypt Trust Data in transit to an external network using transport layer security or other encryption method; and (ii) protect Trust Data at rest, in each case as BNY determines to be appropriate in accordance with the ISP and law applicable to BNY’s provision of the services.

D.	Remote Access. The ISP will restrict remote access to the BNY systems used to provide the services to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.	Devices. BNY will restrict the transfer of Trust Data from its network to mass storage devices. BNY will use a mobile device management system or equivalent tool when mobile computing is used to provide the services. Applications on such authenticated devices will be housed within an encrypted contained and BNY will maintain the ability to remote wipe the contents of the container.

F.	Disposal. BNY will maintain chain of custody procedures and require that any Trust Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

G.	Physical Security. BNY will deploy perimeter security such as barrier access controls around its facilities processing or storing Trust Data. The ISP will include: (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit; and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

3)	Audit Rights.

A.	BNY shall, no more than once in a 12 month period: (i) upon request, provide a copy of its most recent System and Organization Controls (SOC) or equivalent external audit report to the Trust, which Trust may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY’s security controls; (ii) engage a third party provider to perform penetration testing of the BNY systems used to provide the services (subject to agreed upon rules of engagement) and, upon request, provide the Trust confirmation of such testing; and (iii) upon request, participate in the Trust’s reasonable information security due diligence questionnaire process.

B.	BNY shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY’s facility security policies and availability of personnel:

i.	Meet with the Trust subject matter experts in a BNY clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY premises except as mutually agreed in writing;

ii.	Permit access to a BNY data center used to process Trust Data and provide the services by no more than 3 Trust representatives, including employees of a regulatory or supervisory authority of the Trust that is also a regulatory or supervisory authority of BNY, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

iii.	Notwithstanding any other provision in the Agreement to contrary, the Trust shall not disclose any verbal or written information obtained during the foregoing meetings described in the above subjections 7.4(a)(iii)(B)(1) and (2) to any third party or use it for any purpose other than evaluating BNY’s security controls, without BNY’s prior written consent. The Trust shall reimburse BNY for any costs and expenses reasonably incurred in connection with the Trust’s review (including that of the regulatory or supervisory authority personnel) of BNY’s security controls and data center.

4)	Security Incident Management & Breach Notification.

A.	BNY will maintain a documented incident management process designed to detect security events and response to the same.

B.	In the event of a declared Security Incident, BNY will activate its incident response plan, including to: (i) notify the Trust within three business days; (ii) provide updates to the Trust regarding BNY’s response; and (iii) use reasonable efforts to implement measures designed to prevent reoccurrence of Security Incidents of a similar nature.

i.	“Security Incident” means any known: (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law; or (ii) unauthorized access to, disruption, or misuse of a component of BNY’s network that directly impacts its provisions of the Services.

5)	BNY will implement business continuity and disaster recovery plans designed to minimize interruptions of service and enhance recovery of systems and applications used to provide the Services under this Agreement. Such plans will cover the facilities, systems, backups, applications and employees that are critical to the provision of the Services, and such plans will be tested regularly to assess if the recovery strategies, requirements and protocols are viable and sustainable. BNY will maintain encrypted data backups to the same extent that the data is encrypted in the production environment based on BNY’s policies.

8.             Compensation.

For the services provided hereunder, the Trust agrees to pay BNY such compensation as is mutually agreed to in writing by the Trust and BNY from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and, unless otherwise agreed by the parties, paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, the Trust’s net asset value shall be computed at the times and in the manner specified in the Trust’s Offering Materials.

9.             Records; Visits.

(a)            The books and records pertaining to the Trust which are in the possession or under the control of BNY shall be the property of the Trust. The Trust and Authorized Persons shall have access to such books and records at all times during BNY’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY to the Trust or to an Authorized Person, at the Trust’s expense.

(b)            BNY shall keep all books and records with respect to the services to be performed by BNY hereunder in the form and manner required by Section 31 of the Investment Company Act of 1940 and the rules thereunder, as if the Trust was subject to such requirements.

10.           Term of Agreement.

(a)            This Agreement shall be effective commencing upon the date set forth in the preamble of this Agreement the, and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)            This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)            If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non- Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)            Notwithstanding any other provision of this Agreement, either party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. Either party may exercise its termination right under this Section 10(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by either party of its termination right under this Section 10(d) shall be without any prejudice to any other remedies or rights available to each party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18, notice of termination under this Section 10(d) shall be considered given and effective when given, not when received.

(e)            The Trust may terminate this Agreement at any time upon thirty (30) days’ prior written notice in the event that the Cayman Trustee or Delegated Sponsor determines to liquidate the Trust. BNY may terminate this Agreement at any time upon ninety (90) days’ written notice for any reason and upon thirty (30) days’ written notice in the event of a breach of the Trust’s representations contained in Section 3(i)(e) hereof.

(f)            Either party may terminate this Agreement on written notice if the other Party undergoes a Change of Control (as defined below); provided that such notice may only be given within sixty (60) days of the terminating Party first becoming aware of such Change of Control having occurred or of the terminating Party receiving written notification of it having occurred from the other Party, whichever is the later. “Change of Control” for these purposes means either: (i) the sale of all or substantially all of the assets of a Party to an unaffiliated party; or (ii) any merger, consolidation or acquisition of the capital stock of a Party the result of which is that an unaffiliated third-party holds more than twenty-five percent (25%) of either the economics or voting capital stock of such Party.

(g)            In the event this Agreement terminates or expires prior to the end of a calendar quarter, other than as a result of a termination described in Sections 10(c) and 10(d) above or a termination in the event of a breach of the Trust’s representations contained in Section 3(i)(e) hereof, BNY shall provide data in its possession and control as of the termination date to the Trust for the Trust’s preparation and filing of its applicable Form 10-K or 10-Q.

11.           Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Trust to be bound thereby.

12.           Assignment; Subcontracting.

(a)            This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust without the written consent of BNY, or by BNY without the written consent of the Trust.

(b)            Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Trust thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may delegate, subcontract with, hire, engage or otherwise outsource to any delegee, agent or subcontractor with respect to the performance of any one or more of the material functions, services, duties or obligations of BNY under this Agreement (“Outsourcing”), without the prior consent of the Trust, but with commercially reasonable notice to the Trust in light of the relevant circumstances of any Outsourcing of the material services, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. However, no such Outsourcing shall relieve BNY from its obligations, and subject to the Standard of Care BNY will be liable for the acts or omissions of any delegee, agent, or subcontractor to the same extent that BNY itself would be liable for such acts or omissions under this Agreement had it performed or not performed the relevant act or omission itself; and, (iii) BNY, in the course of providing certain additional services requested by the Trust, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)            As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the Trust will pay to BNY such fees as may be agreed to in writing by the Trust and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Trust.

13.           Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

14.           Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15.           No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

16.           Notices.

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), all notices, requests, consents and other communications pursuant to this Agreement in writing and shall be sent as follows:

if to the Trust, at

CSC Delaware Trust Company
Attention: Corporate Trust Administration
251 Little Falls Drive
Wilmington, DE 19808

with a copy to Sponsor of the Trust:

Morgan Stanley Investment Management Inc.
1585 Broadway
New York, New York 10036
Attn: Clare Wlordarcyzk

if to BNY, at

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: ETF Operations

with a copy to:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

17.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

18.           Confidentiality.

(a)            Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) the terms of this agreement, (b) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY and their respective subsidiaries and affiliated companies; (c) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY a competitive advantage over its competitors; (d) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (e) anything designated as confidential.

Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by BNY in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 18 shall survive termination of this Agreement for a period of one (1) year after such termination.

(b)            The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes BNY to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group, and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing. Any distribution of such aggregated data shall not be in a format that can be reverse engineered to identify customer-related data with respect to Customer or any particular Trust.

19.           Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees, and the Trust shall cause the Trust’s Delegated Sponsor and any affiliates of the Trust to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by the Trust, the Delegated Sponsor or an affiliate of the Trust if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

20.          Several Nature of Trust Obligations

The Parties acknowledge and agree that where “Trust” refers to multiple trusts as listed on Appendix A, each such trust is a separate Trust under this Agreement. The obligations of each Trust under this Agreement are several and not joint. If at any time one or more Trust ceases to be a party to this Agreement (whether by reason of termination of this Agreement with respect to such Trust, dissolution, liquidation or otherwise), this Agreement shall continue in full force and effect with respect to all remaining Trusts. No Trust shall have any liability or responsibility for the obligations, representations, warranties, acts or omissions of any other Trust under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

MORGAN STANLEY INVESTMENT MANAGEMENT, INC. AS SPONSOR FOR AND ON BEHALF OF EACH ENTITY LISTED ON APPENDIX A

By:
Name:
Title:

Date:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Date:

EXHIBIT A

________________________________, a [Delaware] trust (the “Trust”), by its Sponsor, Morgan Stanley Investment Management Inc., hereby certifies that:

The following individuals are officers or authorized representatives of the Sponsor who are authorized to act on behalf of the Trust as an Authorized Person under the Fund Administration and Accounting Agreement dated as of _____________________, 2026, between the Trust and The Bank of New York Mellon.

Name	Position	Signature

The signatures set forth above are the true and correct signatures of such individuals

Morgan Stanley Ethereum Trust

By: Morgan Stanley Investment Management Inc., as Sponsor

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of the Trust, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation and computation accounting services for the Trust:

▪	Journalize investment, capital share and income and expense activities. For the avoidance of doubt, “income” may also include staking rewards, as instructed to BNY from the Fund;

▪	Maintain individual ledgers for Trust assets;

▪	aintain certain financial books and records for the Trust, including creation and redemption books and records, and Trust accounting records;

▪	Maintain historical lots for Trust assets;

▪	Reconcile cash (if applicable) and investment balances of the Trust with the Trust’s custodian;

▪	Calculate various contractual expenses;

▪	Calculate capital gains and losses;

▪	Obtain quotes from pricing services as directed and approved by the Delegated Sponsor, or if such quotes are unavailable, then obtain such prices from the Delegated Sponsor, and in either case, calculate the market value of the Trust’s assets in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Trust’s assets itself or to confirm or validate any information or valuation provided by the Delegated Sponsor or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪	Compute net asset value, calculated in the manner described in the Trust’s Offering Materials;

▪	Transmit or make available a copy of the daily portfolio valuation to the Delegated Sponsor;

▪	Publish basket to NSCC on each day on which trading occurs on the primary exchange on which the Trust’s shares trade.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for the Trust:

▪	Financial Statement Preparation & Review

•	Prepare financial statements for the Trust;

•	Prepare the Trust’s periodic shareholder reports, including certain information furnished by the Trust to BNY, as required pursuant to the Securities and Exchange Act of 1934; and

•	Prepare, circulate and maintain the Trust’s financial reporting production calendar;

TAX SERVICES

BNY shall provide the following tax services for the Trust:

•	Prepare annual widely held fixed investment trust tax reporting statements for client review and approval by no later than 20 days after the close of the tax reporting year.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services for the Trust:

▪	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;

▪	Calculate Trust approved income and per share amounts required for periodic distributions to be made by the Trust;

▪	Calculate total return information;

▪	Coordinate the Trust’s annual audit;

▪	Supply various normal and customary portfolio and Trust statistical data as requested on an ongoing basis; and

IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Trust that any U.S. tax advice contained in any communication from BNY to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

APPENDIX A

Trusts

Morgan Stanley Bitcoin Trust

Morgan Stanley Ethereum Trust

Morgan Stanley Solana Trust